Exhibit 99(14)(D)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

Jennison Sector Funds, Inc.:

We consent to the incorporation by reference, in this registration statement on Form N-14, of our report dated January 27, 2006 on the statement of assets and liabilities, including the portfolio of investments, of the Jennison Technology Fund of Jennison Sector Funds, Inc. (hereafter referred to as the “Fund”) as of November 30, 2005, the related statement of operations for the year then ended, and the statement of changes in net assets and the financial highlights for each of the years in the two-year period then ended.  These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Independent Registered Public Accounting Firm”, “Portfolio Holdings” and “Form of Plan of Reorganization” in this registration statement.

KPMG LLP

New York, New York

January 30, 2006